Exhibit 10.53

July 11, 2006	CONFIDENTIAL

Terence A. Rugg, M.D.
6 Erick Court
Chester, NJ 07930

Dear Terry:

SGX Pharmaceuticals is pleased to offer you the position of Vice President, Development and Chief Medical Officer reporting to Mike Grey, Chief Executive Officer. This position is categorized as full-time, exempt. Following are the details of our offer.

•	The salary in this position is $300,000.00 on an annualized basis, or approximately $11,538.46 bi-weekly, subject to standard deductions and withholdings.

•	Subject to approval by the Board of Directors, you will receive an option to purchase 75,000 shares of the Company’s common stock (“Option”) at a price per share equal to the market closing price of the Company’s common stock on the last date prior to your first day of employment. This Option will have a vesting commencement date of your first day of employment with the Company. One quarter (1/4) of the granted shares vest one year after the vesting commencement date and 1/48th of the shares vest monthly thereafter over the next three years (fourth anniversary of the vesting commencement date). The offer of these Options is conditioned upon your acceptance of our offer of employment and subject to the terms and requirements of the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) and the Company’s form of stock option agreement. You are also eligible to participate in the SGX 2005 Employee Stock Purchase Plan.

•	Included in the compensation package is a benefits plan that offers medical, dental, vision, life insurance, Accidental Death and Dismemberment (AD&D) insurance, long-term disability, short-term disability insurance; and a 401(k) plan. For full-time employees, vacation accrues on a pay period basis at the annual rate of 120 hours (three weeks). The vacation accrual increases by one day after each anniversary with the Company, up to a maximum of 20 days per year. The Company also provides employees with five days of sick time per year. In addition to our vacation policy as noted above, the company is closed over the week between Christmas and New Year.

•	You are also eligible to participate in the Company’s cash bonus program. In your position, you are eligible to earn a cash bonus of up to 30% of your base salary based upon corporate and individual goal achievement.

•	You will receive a one-time conditional sign on bonus in the amount of $100,000. This bonus is subject to federal, state and payroll tax withholdings and will be paid to you in January 2007, provided you are still employed by the company at said time. If you leave the company prior to completing one year of service, you will be required to repay the full amount of this bonus at that time.

You are also eligible for relocation assistance from the Chester, New Jersey area to the San Diego area. SGX will reimburse you for expenses related to your move as follows:

1. Reasonable travel and living expenses associated with one trip of five days (four night hotel stay and travel) for up to 4 people to San Diego for the purpose of securing a place to live, or, alternately, if you are required to report to work prior to the sale and closure of your existing house in New Jersey, an equivalent trip

SGX Pharmaceuticals, Inc. • www.sgxpharma.com
Corporate Headquarters • 10505 Roselle Street • San Diego, CA 92121 • 858.558.4850 • 858.558.4859 fax
SGX Beamline • Argonne National Laboratory, Bldg. 438A • 9700 S. Cass Avenue • Argonne, IL 60439 • 630.252.0820 • 630.252.0835 fax

Terence A. Rugg, M.D.
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from San Diego back to New Jersey to finalize your affairs in New Jersey. If needed, a second trip may be requested. Original receipts are required for reimbursement.

2. Normal and customary non-recurring costs including the sales commission associated with the sale of your home in Chester, up to 8% of the purchase price.

3. Normal and customary non-recurring costs associated with the purchase of your new home, up to 1.5% of the purchase price.

4. Prior to the arrival of your own vehicles to San Diego, reimbursement of the costs of interim rental cars pending the arrival of your own vehicles, for a period not to exceed 8 weeks.

SGX will gross-up the reimbursements described in Items 1-4 above (to the extent that these reimbursements are considered taxable income) for income and employment taxes. The income tax gross-up will be calculated using the supplemental wage rates in effect when the payment is made. SGX will reimburse these described relocation expenses in paragraphs 1-4 above up to $105,000.

In addition, you will receive the following relocation benefits:

•	Reasonable costs associated with the transportation for you and your family (including pets) with your final move trip to San Diego.

•	Household goods move to include packing, shipping, partial unpack, 2 cars, insurance of goods during shipment and third party services.

•	SGX has contracted with Relocation Coordinates, Inc. to coordinate your move with a variety of relocation assistance including finding a moving company, interim housing, a real estate agent and general information about the San Diego area. If you use a real estate agent associated with Relocation Coordinates for the sale and/or purchase of a home, you can receive 25% of 1% of the purchase price towards your closing costs. If the realtor is used on both the sale and purchase, you would receive the benefit on each transaction.

•	Miscellaneous Expense Allowance: SGX realizes you will incur incidental moving costs during the relocation. To assist you with these incidental expenses, SGX will provide you with a moving allowance of $8,000. This moving allowance is subject to required federal, state, and payroll withholdings and will be paid with the first paycheck you receive from SGX.

•	If you are required to report to work prior to finding a new permanent residence, you are eligible for Temporary Housing up to a maximum of 90 days.

•	If you are required to report to work prior to finding a new permanent residence, you are eligible for temporary storage of household goods up to a maximum of 90 days.

To receive the relocation benefits outlined above, relocation to San Diego must occur within the first three (3) months of your employment with SGX.

In the event that the Company terminates your employment for cause prior to the completion of 3 years of service or you terminate your employment prior to the completion of 3 years of service, you will be required to reimburse SGX for the relocation assistance described in this letter. Third party services provided by the relocation company are not subject to payback. Repayment will be in accordance with the following reimbursement schedule: i) if you terminate employment or your employment is terminated prior to your first year anniversary date of your employment, you will be required to repay 100% of the relocation assistance ii) if you terminate employment or your employment is terminated prior to your second year anniversary date, but after one year of employment, you

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will be required to repay two-thirds (2/3) of the relocation assistance iii) if you terminate employment or your employment is terminated prior to your third year anniversary date, but after your second year of employment, you will be required to repay one-third (1/3) of the relocation assistance. SGX reserves the right to withhold such amount from your final paycheck and you agree to also execute any documents necessary to facilitate this reimbursement.

In the event of a Change of Control (as that term is defined below) the vesting of any outstanding stock options described above will be accelerated by 12 months. In the event your employment is terminated by the Company without cause within one year after a Change of Control, the vesting of your outstanding stock options described above will be accelerated by a further 12 months, provided that you comply with all surviving provisions of this letter and the Employment, Confidential Information and Invention Assignment Agreements and execute a full general release, releasing all claims, known or unknown, that you may have against the Company arising out of or any way related to you employment or termination of employment with the Company. In the event of such termination all other obligations of the Company to you pursuant to this letter other than the severance payments described below, will become automatically terminated and completely extinguished.

A Change of Control means any one of the following occurrences:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than a trustee or other fiduciary holding securities of SGX under an employee benefit plan of SGX, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of SGX representing more than 50% of (a) the outstanding shares of common stock of SGX or (b) the combined voting power of SGX’ then-outstanding securities; or

(ii) The sale or disposition of all or substantially all of SGX’ assets (or any transaction having similar effect is consummated) other than to an entity of which SGX owns at least 50% of the Voting Stock so long as the sale or disposition is not under duress of SGX’ financial hardship; or

(iii) SGX is party to a merger or consolidation that results in the holders of voting securities of SGX outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of SGX or such surviving entity outstanding immediately after such merger or consolidation.

In the event that SGX terminates your employment without cause, notification may be at any time on thirty (30) days’ advance written notice to you. In the event of such termination, you will receive a severance payment equivalent to twelve months of your Base Salary then in effect on the date of termination (the “Severance Payment”) payable in accordance with SGX’ regular payroll cycle, provided that you: (a) execute a full general release, releasing all claims, known or unknown, that you may have against SGX arising out of or any way related to your employment or termination of employment with SGX; and (b) agree to act as a consultant for SGX for up to a maximum of sixty (60) days, without additional compensation, if requested to do so by SGX. All other SGX obligations (other than the change of control acceleration of stock provisions described above) pursuant to your employment will become automatically terminated and completely extinguished.

This offer is contingent upon the following:

•	Signing a copy of our Employment, Confidential Information and Invention Assignment Agreement, this is attached for your information.

Terence A. Rugg, M.D.
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•	Conforming to the Immigration Reform and Control Act of 1986. Please bring with you, on your start date, the original of one of the documents noted in List A on the I-9 form attached or one document from List B and one document from List C. If you do not have the originals of any of these documents, please call Human Resources immediately. Please do not complete or sign the I-9 until you begin employment. You will need to provide sufficient documentation to show proof of eligibility for employment in the United States.

•	Receiving satisfactory results from your background check and drug screening, as well as any other pre-employment testing that may be required due to the specific nature of the industry and/or your position.

It is the Company’s policy to fully respect the proprietary and confidential information rights of your previous employers. You are not expected to disclose, nor are you allowed to use for the Company’s purposes, any confidential or proprietary information you may have acquired as a result of previous employment.

If you accept our offer, your employment with SGX Pharmaceuticals will be “at will.” This means your employment is not for any specified period of time and can be terminated by you at any time for any reason. Likewise, SGX Pharmaceuticals may terminate the employment relationship at any time, with or without cause or advance notice. In addition, SGX Pharmaceuticals reserves the right to modify your position or duties to meet business needs, providing such changes do not result in a decrease in either your base salary or title, and also providing that such changes are broadly within your sphere of expertise. Any change to the at-will employment relationship must be specified in a written agreement signed by you and an officer of SGX Pharmaceuticals.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the attached copy of this offer letter as soon as possible, but within at least five days of receipt, to indicate your agreement with the terms of this offer.

Once signed by you, but contingent upon satisfactory results from your background check and drug test, this letter, the Employment, Confidential Information and Invention Assignment Agreement, will constitute the complete agreement between you and SGX Pharmaceuticals, Inc. regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters. This letter may only be modified by a written agreement signed by you and an officer of SGX Pharmaceuticals, Inc.

We hope you will join us on or before August 14, 2006. Please contact Kristine Figueroa in Human Resources if you have any questions. This offer is valid until the end of business on July 21, 2006.

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I feel you will be able to make an immediate contribution to our efforts, and I think you will enjoy the rewards of working for an innovative, fast-paced organization.

Sincerely,

/s/  Mike Grey

Mike Grey
President and CEO

Attachments:

•	Copy of Offer Letter

•	I-9

•	Employment, Confidential Information And Invention Assignment Agreement

•	Consumer Report Disclosure and Authorization

•	Background check release form

•	Forensic Drug Testing Custody and Control Form

•	Quest Diagnostic location sheet

•	Summaries: Your rights under the Fair Employment Credit Reporting Act and California Civil Code 1786.22

I have read and accept the terms and conditions of employment as described in this offer letter and will start my employment on 14 August, 2006.

Print Name: Terence Anthony Rugg

Signature: /s/ Terence Anthony Rugg Date: July 22, 2006